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                                                            EXHIBIT 22

              SUBSIDIARIES OF BANCORPORATION





CORPORATION                                  PERCENT OF OWNERSHIP
First National Bank of Ohio
(national banking association)                     100%

The Old Phoenix National Bank of Medina
(national banking association)                     100%

Elyria Savings & Trust National Bank
(national banking association)                     100%

Peoples Federal Savings Bank
(federally-chartered stock savings bank)           100%

FBOH Credit Life Insurance Company
(an Arizona corporation)                           100%

The First National Bank in Massillon
(national banking association)                     100%

Peoples Savings Bank
(state-chartered savings and loan
association)                                       100%

Bancorp Trust Company, National Association
(national trust company)                           100%